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                                                 EXHIBIT 11

                                      NATIONAL VISION ASSOCIATES, LTD.
                             STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS
                          (000's except net income per common share information)



                                            Three Months Ended                              Nine Months Ended
                                          -----------------------                         ----------------------
                                      September 30,      September 28,                September 30,     September 28,
                                          1995               1996                         1995              1996
                                          ----               ----                         ----              ----

NET INCOME (LOSS)                       $  (873)            $ 1,210                     $   778           $ 3,455
                                        =======             =======                     =======           =======

WEIGHTED AVERAGE COMMON
  SHARES OUTSTANDING                     20,538              20,623                      20,528            20,613

COMMON STOCK EQUIVALENTS USING
  THE TREASURY STOCK METHOD                 100                 147                         112                99
                                        -------             -------                     -------           -------

AVERAGE COMMON SHARES
  OUTSTANDING AS ADJUSTED                20,638              20,770                      20,640            20,712
                                        =======             =======                     =======           =======


NET INCOME (LOSS)
  PER COMMON SHARE                      $ (0.04)            $  0.06                     $  0.04           $  0.17
                                        =======             =======                     =======           =======

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